CAMPBELL ALTERNATIVE ASSET TRUST
                          MONTHLY REPORT - OCTOBER 2008
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (22,512.909 units) at September 30, 2008           $ 37,183,840
Additions of 48.846 units on October 31, 2008                            79,945
Redemptions of (197.657) units on October 31, 2008                     (323,497)
Offering Costs                                                          (27,721)
Net Income - October 2008                                              (310,114)
                                                                   ------------

Net Asset Value (22,364.098 units) at October 31, 2008             $ 36,602,453
                                                                   ============

Net Asset Value per Unit at October 31, 2008                       $   1,636.66
                                                                   ============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                       $     79,435
    Change in unrealized                                                 15,978

  Gains (losses) on forward and options on forward contracts:
    Realized                                                             (1,103)
    Change in unrealized                                               (317,989)
  Interest income                                                         9,523
                                                                   ------------
                                                                       (214,156)
                                                                   ------------

Expenses:
  Brokerage fee                                                          90,250
  Performance fee                                                             0
  Operating expenses                                                      5,708
                                                                   ------------

                                                                         95,958
                                                                   ------------

Net Income (Loss) - October 2008                                   $  (310,114)
                                                                   ============

                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on October 31, 2008                      $   1,636.66

Net Asset Value per Unit on September 30, 2008                    $   1,651.67

Unit Value Monthly Gain (Loss) %                                         (0.91)%

Fund 2008 calendar YTD Gain (Loss) %                                      2.06%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Equity Trading Gains Dampen Fixed Income Losses...

The month of October was certainly one to remember as equity markets around the world plummeted, fueling further anxiety about the length and depth of a global recession, and further exacerbating the liquidity, growth and confidence crises. For Campbell, the month was about the benefits, and sometimes frustrating disadvantages, of diversification.

Trading in equity indices was positive for Campbell as the European, U.S. and Asian stock market declines, ranging from -10% to -24%, sent panic throughout the system.

Gains in equity trading were offset by difficulty in fixed income trading across multiple models, primarily on the short-end of the curve. Additional losses were recorded in currency trading, albeit not without mixed results. Gains in FX carry, driven by our style modulation enhancements, were offset by losses across other fundamental models, despite the impact of global deleveraging and tighter global credit conditions strengthening the U.S. Dollar and the Japanese Yen. Commodity trading was generally flat as position liquidation primarily drove prices lower throughout the month.

We remain committed to our systematic discipline in these very emotional economic conditions. We also remain committed in our mission to generate the absolute returns that you expect from Campbell, regardless of the environment for traditional markets.

Thank you for your partnership, patience and trust. As always, please call with any questions.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust